Calculation of Filing Fee Tables
S-8
AMERICAN TOWER CORP /MA/
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.01, reserved for issuance under the American Tower Corporation 2026 Equity Incentive Plan	Other	12,000,000	$ 174.21	$ 2,090,520,000.00	0.0001381	$ 288,700.81
Total Offering Amounts:						$ 2,090,520,000.00		$ 288,700.81
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 288,700.81
Offering Note
[1]	(1) As to the information listed in the "Amount Registered" column, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. (2) The 12,000,000 shares of Common Stock listed in the "Amount Registered" column represent 12,000,000 shares of Common Stock available for future grants under the Plan. (3) The price listed in the "Proposed Maximum Offering Price Per Unit" column is estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low selling prices of the Common Stock of the Registrant on May 18, 2026 as reported on the New York Stock Exchange.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources